Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, July 30, 2019	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS SECOND QUARTER RESULTS
Net Income Improvement in Second Quarter
Full Year Earnings Outlook Increased

DULUTH, GA – July 30 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported net sales of approximately $2.4 billion for the second quarter of 2019, a decrease of approximately 4.5% compared to the second quarter of 2018. Reported and adjusted net income was $1.82 per share for the second quarter of 2019. These results compare to a reported net income of $1.14 per share and adjusted net income, excluding restructuring expenses and costs associated with an early retirement of debt, of $1.32 per share for the second quarter of 2018. Excluding unfavorable currency translation impacts of approximately 4.6%, net sales in the second quarter of 2019 increased 0.1% compared to the second quarter of 2018.

Net sales for the first six months of 2019 were approximately $4.4 billion, a decrease of approximately 2.8% compared to the same period in 2018. Excluding unfavorable currency translation impacts of approximately 5.7%, net sales for the first six months of 2019 increased approximately 2.9% compared to the same period in 2018. For the first six months of 2019, reported net income was $2.66 per share, and adjusted net income, excluding restructuring expenses was $2.68 per share. These results compare to reported net income of $1.44 per share and adjusted net income, excluding restructuring expenses and costs associated with an early retirement of debt, of $1.68 per share for the first six months of 2018.

Second Quarter Highlights

•	Reported regional sales results(1): North America 3.1%, Europe/Middle East (“EME”) (5.7)%, South America (15.4)%, Asia/Pacific/Africa (“APA”) (6.7)%

•	Constant currency regional sales results(1)(2): North America 3.6%, EME 0.2%, South America (9.7)%, APA (0.8)%

•	Operating margin improvement of over 160 basis points vs. second quarter of 2018

•	Regional operating margin performance: North America 8.3%, EME 14.3%, South America (3.8)%, APA 4.3%

•	Full-year net sales projection decreased to reflect reduced market outlook

•	Full-year outlook for net income per share increased

•	Dividend increased approximately 7% to $0.16 per share, effective second quarter 2019

•	Repurchases reduced outstanding shares by approximately 0.9 million in the first half of 2019

(1)As compared to second quarter 2018.
(2)Excludes currency translation impact. See reconciliation in appendix.

“Our second quarter results were highlighted by margin expansion across all regions and significant growth in earnings per share,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “Continued progress on our margin initiatives allowed us to overcome increasingly challenging market conditions in our key markets and improve earnings per share on relatively flat revenues. Increased price realization and initiatives aimed at lowering material costs and raising productivity contributed to the improved profitability in the second quarter. While we have lowered our production schedule to align with market demand, we have raised our earnings outlook for the full year to reflect our confidence in our continued strong margin performance.”

Market Update

Industry Unit Retail Sales

Six Months Ended June 30, 2019	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(3)%	(2)%
South America	(11)%	11%
Western Europe(2)	4%	(17)%

(1)Excludes compact tractors.
(2)Based on Company estimates.

“Wet weather and flooding in the U.S. have delayed planting, curtailed planted acreage and reduced 2019 crop production estimates,” continued Mr. Richenhagen. “Hot, dry conditions across much of Western Europe are also impacting crop production in that region. Increased harvests in Brazil and Argentina should provide some offset to lower production in North America. While negative in the short-term for farm income and farm equipment demand, forecasts for lower crop production and lower ending inventories of grain have moved commodity prices higher, which could be positive for global farm income in the future. Concerns over delayed crop development and lower harvest forecasts negatively impacted North American industry retail sales in the first six months of 2019 compared to the same period in 2018. We expect North American industry retail tractor sales to be relatively flat in 2019 compared to last year. Modestly higher sales of small tractors and hay and forage equipment are expected to offset lower retail sales in the row crop segment compared to last year. Continued warm, dry growing conditions across much of Europe have stressed the development of the winter wheat crop, while milk prices remain supportive of the dairy sector. Industry retail sales in Western Europe increased in the first six months of 2019, following a year of mixed results in 2018 for the arable farming segment. Industry sales growth in France and Germany was partially offset by declines in the United Kingdom and Italy. For the full year of 2019, industry demand in Western Europe is expected to be flat compared to 2018. Industry retail sales in South America decreased during the first six months of 2019. The benefits of improved grain production in Brazil and Argentina were offset by interruptions in the government subsidized finance program in Brazil and weak macro-economic conditions in Argentina. For the full year of 2019, industry demand in South America is expected to be flat compared to 2018. Longer term, we are optimistic about the fundamentals supporting commodity prices and farm income as well as healthy growth in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2019	2018	% change from 2018	% change from 2018 due to currency translation(1)	% change excluding currency translation

North America	$618.9	$600.5	3.1%	(0.6)%	3.6%
South America	185.8	219.6	(15.4)%	(5.7)%	(9.7)%
Europe/Middle East	1,457.2	1,545.2	(5.7)%	(5.9)%	0.2%
Asia/Pacific/Africa	160.7	172.3	(6.7)%	(5.9)%	(0.8)%
Total	$2,422.6	$2,537.6	(4.5)%	(4.6)%	0.1%

Six Months Ended June 30,	2019	2018	% change from 2018	% change from 2018 due to currency translation(1)	% change excluding currency translation
North America	$1,115.1	$1,103.4	1.1%	(0.7)%	1.7%
South America	341.9	401.7	(14.9)%	(8.4)%	(6.5)%
Europe/Middle East	2,667.8	2,708.9	(1.5)%	(7.3)%	5.8%
Asia/Pacific/Africa	293.6	331.1	(11.3)%	(6.3)%	(5.0)%
Total	$4,418.4	$4,545.1	(2.8)%	(5.7)%	2.9%
(1) See appendix for additional disclosures

North America

Net sales in the North American region increased 1.7% in the first six months of 2019 compared to the same period of 2018, excluding the negative impact of currency translation. Increased sales of application equipment, as well as high horsepower and compact tractors, were partially offset by lower sales of utility tractors. Income from operations for the first six months of 2019 improved approximately $17.6 million compared to the same period in 2018. The benefit of improved pricing and sales mix contributed most of the increase.

South America

AGCO’s South American net sales decreased 6.5% in the first six months of 2019 compared to the first six months of 2018, excluding the impact of unfavorable currency translation. Income from operations improved approximately $17.7 million in the first half of 2019 compared to the same period in 2018. The South America results in the first six months reflect low levels of industry demand and company production, as well as cost impacts associated with the transition of newer product technology into our Brazilian factories.

Europe/Middle East

Europe/Middle East net sales increased 5.8% in the first six months of 2019 compared to the same period in 2018, excluding unfavorable currency translation impacts. Sales growth was strongest in France, Central Europe and Germany and was partially offset by weaker sales in Scandinavia. Income from operations improved approximately $29.0 million for the first six months of 2019, compared to the same period in 2018, due to the benefit of higher sales and production, pricing and the timing of engineering costs compared to the prior year.

Asia/Pacific/Africa

AGCO’s Asia/Pacific/Africa net sales decreased 5.0%, excluding the negative impact of currency translation, in the first six months of 2019 compared to the same period in 2018. Lower sales in Australia and China were partially offset by sales growth in Africa. Income from operations improved approximately $1.1 million in the first six months of 2019, compared to the same period in 2018, due to improved margins and lower operating expenses.

Outlook

Global industry demand in 2019 is expected to be consistent with 2018 levels. AGCO’s net sales for 2019 are projected to be flat compared to 2018 at approximately $9.4 billion, reflecting positive pricing, higher sales volumes offset by unfavorable foreign currency translation impacts. Gross and operating margins are expected to improve from 2018 levels, reflecting the positive impact of pricing and cost reduction efforts. Based on these assumptions, 2019 earnings per share are targeted at approximately $5.08 on a reported basis, or approximately $5.10 on an adjusted basis, which excludes restructuring expenses.

* * * * *

AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, July 30, 2019. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

* * * * *

Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance 40% to 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial accounts receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations or otherwise are the victim of a cyber attack, we could incur significant losses and liability.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2018. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *

About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.4 billion in 2018. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

# # # # #

Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$279.9	$326.1
Accounts and notes receivable, net	1,010.7	880.3
Inventories, net	2,424.8	1,908.7
Other current assets	446.2	422.3
Total current assets	4,161.6	3,537.4
Property, plant and equipment, net	1,377.8	1,373.1
Right-of-use lease assets	203.3	—
Investment in affiliates	404.7	400.0
Deferred tax assets	97.5	104.9
Other assets	134.6	142.4
Intangible assets, net	541.6	573.1
Goodwill	1,494.0	1,495.5
Total assets	$8,415.1	$7,626.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$70.2	$72.6
Short-term borrowings	238.7	138.0
Senior term loan	227.7	—
Accounts payable	931.4	865.9
Accrued expenses	1,557.2	1,522.4
Other current liabilities	203.7	167.8
Total current liabilities	3,228.9	2,766.7
Long-term debt, less current portion and debt issuance costs	1,308.1	1,275.3
Operating lease liabilities	163.3	—
Pensions and postretirement health care benefits	212.0	223.2
Deferred tax liabilities	107.8	116.3
Other noncurrent liabilities	266.3	251.4
Total liabilities	5,286.4	4,632.9

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	7.1	10.2
Retained earnings	4,591.1	4,477.3
Accumulated other comprehensive loss	(1,534.3)	(1,555.4)
Total AGCO Corporation stockholders’ equity	3,064.7	2,932.9
Noncontrolling interests	64.0	60.6
Total stockholders’ equity	3,128.7	2,993.5
Total liabilities and stockholders’ equity	$8,415.1	$7,626.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2019	2018
Net sales	$2,422.6	$2,537.6
Cost of goods sold	1,858.7	1,981.3
Gross profit	563.9	556.3
Selling, general and administrative expenses	260.7	271.8
Engineering expenses	87.5	93.0
Restructuring expenses	—	2.7
Amortization of intangibles	15.4	18.2
Bad debt expense	0.7	2.5
Income from operations	199.6	168.1
Interest expense, net	6.0	21.2
Other expense, net	11.6	27.2
Income before income taxes and equity in net earnings of affiliates	182.0	119.7
Income tax provision	53.2	38.5
Income before equity in net earnings of affiliates	128.8	81.2
Equity in net earnings of affiliates	11.6	9.2
Net income	140.4	90.4
Net loss attributable to noncontrolling interests	0.4	1.0
Net income attributable to AGCO Corporation and subsidiaries	$140.8	$91.4
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.84	$1.15
Diluted	$1.82	$1.14
Cash dividends declared and paid per common share	$0.16	$0.15
Weighted average number of common and common equivalent shares outstanding:
Basic	76.6	79.3
Diluted	77.2	80.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2019	2018
Net sales	$4,418.4	$4,545.1
Cost of goods sold	3,397.8	3,560.8
Gross profit	1,020.6	984.3
Selling, general and administrative expenses	522.9	536.4
Engineering expenses	172.0	183.9
Restructuring expenses	1.7	8.6
Amortization of intangibles	30.7	33.9
Bad debt expense	1.3	2.9
Income from operations	292.0	218.6
Interest expense, net	9.5	31.5
Other expense, net	26.2	38.7
Income before income taxes and equity in net earnings of affiliates	256.3	148.4
Income tax provision	72.6	49.9
Income before equity in net earnings of affiliates	183.7	98.5
Equity in net earnings of affiliates	22.4	16.9
Net income	206.1	115.4
Net (income) loss attributable to noncontrolling interests	(0.2)	0.3
Net income attributable to AGCO Corporation and subsidiaries	$205.9	$115.7
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.69	$1.46
Diluted	$2.66	$1.44
Cash dividends declared and paid per common share	$0.31	$0.30
Weighted average number of common and common equivalent shares outstanding:
Basic	76.6	79.4
Diluted	77.3	80.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities:
Net income	$206.1	$115.4
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	107.1	115.1
Amortization of intangibles	30.7	33.9
Stock compensation expense	24.8	22.5
Equity in net earnings of affiliates, net of cash received	(16.8)	(13.4)
Deferred income tax benefit	13.2	(14.3)
Loss on extinguishment of debt	—	15.7
Other	3.0	1.3
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(143.5)	(83.0)
Inventories, net	(513.7)	(396.3)
Other current and noncurrent assets	(18.2)	(47.3)
Accounts payable	83.1	7.9
Accrued expenses	1.6	6.7
Other current and noncurrent liabilities	9.7	47.2
Total adjustments	(419.0)	(304.0)
Net cash used in operating activities	(212.9)	(188.6)
Cash flows from investing activities:
Purchases of property, plant and equipment	(114.9)	(89.8)
Proceeds from sale of property, plant and equipment	0.1	2.3
Investment in unconsolidated affiliates	—	(5.8)
Other	—	0.4
Net cash used in investing activities	(114.8)	(92.9)
Cash flows from financing activities:
Proceeds from indebtedness, net	402.5	266.4
Purchases and retirement of common stock	(70.0)	(34.3)
Payment of dividends to stockholders	(23.7)	(23.8)
Payment of minimum tax withholdings on stock compensation	(26.7)	(3.5)
Payment of debt issuance costs	(0.5)	—
Investment by noncontrolling interests	1.0	—
Net cash provided by financing activities	282.6	204.8
Effects of exchange rate changes on cash and cash equivalents	(1.1)	(10.4)
Decrease in cash and cash equivalents	(46.2)	(87.1)
Cash and cash equivalents, beginning of period	326.1	367.7
Cash and cash equivalents, end of period	$279.9	$280.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cost of goods sold	$0.5	$1.1	$1.0	$1.9
Selling, general and administrative expenses	12.2	12.5	24.2	20.9
Total stock compensation expense	$12.7	$13.6	$25.2	$22.8

2.	RESTRUCTURING EXPENSES

From 2014 through 2019, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, Africa, South America, China and the United States in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 3,890 employees between 2014 and 2018. The Company had approximately $7.1 million of severance and related costs accrued as of December 31, 2018. During the six months ended June 30, 2019, the Company recorded an additional $1.7 million of severance and related costs associated with further rationalizations associated with the termination of approximately 40 employees, and paid approximately $3.4 million of severance and associated costs. The $1.7 million of costs incurred during the six months ended June 30, 2019 included a $0.3 million write-down of property, plant and equipment. The remaining $5.0 million of accrued severance and other related costs as of June 30, 2019, inclusive of approximately $0.1 million of negative foreign currency translation impacts, are expected to be paid primarily during 2019.

3.    INDEBTEDNESS

Long-term debt at June 30, 2019 and December 31, 2018 consisted of the following:

	June 30, 2019	December 31, 2018
1.056% Senior term loan due 2020	$227.7	$228.7
Senior term loan due 2022	170.7	171.5
Credit facility, expires 2023	96.8	114.4
1.002% Senior term loan due 2025	284.6	—
Senior term loans due between 2019 and 2028	811.6	815.3
Other long-term debt	17.3	20.6
Debt issuance costs	(2.7)	(2.6)
	1,606.0	1,347.9
Less: 1.056% Senior term loan due 2020	(227.7)	—
Senior term loans due 2019	(63.7)	(63.8)
Current portion of other long-term debt	(6.5)	(8.8)
Total long-debt, less current portion and debt issuance costs	$1,308.1	$1,275.3

As of June 30, 2019 and December 31, 2018, the Company had short-term borrowings due within one year of approximately $238.7 million and $138.0 million, respectively.
4.    INVENTORIES

Inventories at June 30, 2019 and December 31, 2018 were as follows:

	June 30, 2019	December 31, 2018
Finished goods	$925.2	$660.4
Repair and replacement parts	640.9	587.3
Work in process	311.4	217.5
Raw materials	547.3	443.5
Inventories, net	$2,424.8	$1,908.7

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of June 30, 2019 and December 31, 2018, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.5 billion and $1.4 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $11.0 million and $19.7 million, respectively, during the three and six months ended June 30, 2019. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $9.7 million and $17.5 million, respectively, during the three and six months ended June 30, 2018.

The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of June 30, 2019 and December 31, 2018, these finance joint ventures had approximately $91.4 million and $82.5 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and six months ended June 30, 2019 and 2018 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$140.8	$91.4	$205.9	$115.7
Weighted average number of common shares outstanding	76.6	79.3	76.6	79.4
Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.84	$1.15	$2.69	$1.46
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$140.8	$91.4	$205.9	$115.7
Weighted average number of common shares outstanding	76.6	79.3	76.6	79.4
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.6	0.9	0.7	0.9
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	77.2	80.2	77.3	80.3
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.82	$1.14	$2.66	$1.44

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2019 and 2018 are as follows:

Three Months Ended June 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2019
Net sales	$618.9	$185.8	$1,457.2	$160.7	$2,422.6
Income (loss) from operations	51.4	(7.1)	208.8	7.0	260.1

2018
Net sales	$600.5	$219.6	$1,545.2	$172.3	$2,537.6
Income (loss) from operations	37.6	(16.7)	208.5	4.6	234.0

Six Months Ended June 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2019
Net sales	$1,115.1	$341.9	$2,667.8	$293.6	$4,418.4
Income (loss) from operations	82.0	(15.6)	336.5	10.4	413.3

2018
Net sales	$1,103.4	$401.7	$2,708.9	$331.1	$4,545.1
Income (loss) from operations	64.4	(33.3)	307.5	9.3	347.9

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Segment income from operations	$260.1	$234.0	$413.3	$347.9
Corporate expenses	(32.9)	(32.5)	(64.7)	(65.9)
Stock compensation expense	(12.2)	(12.5)	(24.2)	(20.9)
Restructuring expenses	—	(2.7)	(1.7)	(8.6)
Amortization of intangibles	(15.4)	(18.2)	(30.7)	(33.9)
Consolidated income from operations	$199.6	$168.1	$292.0	$218.6

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, adjusted net income and adjusted net income per share, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three and six months ended June 30, 2019 and 2018 (in millions, except per share data):

	Three Months Ended June 30,
	2019			2018
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$199.6	$140.8	$1.82	$168.1	$91.4	$1.14
Restructuring expenses(2)	—	—	—	2.7	2.0	0.02
Extinguishment of debt (3)	—	—	—	—	12.7	0.16
As adjusted	$199.6	$140.8	$1.82	$170.8	$106.1	$1.32

(1)	Net income and net income per share amounts are after tax.

(2)
The restructuring expenses recorded during the three months ended June 30, 2018 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.

(3)
The Company repurchased approximately $185.9 million of its outstanding 5 7/8% senior notes during the three months ended June 30, 2018. The repurchase resulted in a loss on extinguishment of debt of approximately $15.7 million, including associated fees, offset by approximately $3.0 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes.

	Six Months Ended June 30,
	2019			2018
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$292.0	$205.9	$2.66	$218.6	$115.7	$1.44
Restructuring expenses(2)	1.7	1.2	0.02	8.6	6.2	0.08
Extinguishment of debt(3)	—	—	—	—	12.7	0.16
As adjusted	$293.7	$207.1	$2.68	$227.2	$134.6	$1.68

(1) Net income and net income per share amounts are after tax.

(2)
The restructuring expenses recorded during the six months ended June 30, 2019 and 2018 related primarily to severance costs associated with the Company’s rationalization of certain African, U.S., European and South American manufacturing operations and various administrative offices.

(3)
The Company repurchased approximately $185.9 million of its outstanding 5 7/8% senior notes during the three months ended June 30, 2018. The repurchase resulted in a loss on extinguishment of debt of approximately $15.7 million, including associated fees, offset by approximately $3.0 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes.

The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the year ended December 31, 2019:

Net Income Per Share(1)
As targeted	$5.08
Restructuring expenses	0.02
As adjusted targeted(2)	$5.10
(1) Net income per share amount is after tax.

(2)
The above reconciliation reflects adjustments to full year 2019 targeted net income per share based upon restructuring expenses and other adjustments incurred during the six months ended June 30, 2019. Full year restructuring expenses could differ based on future restructuring activity.

The following tables set forth, for the three and six months ended June 30, 2019 and 2018, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2019	2018	% change from 2018	$	%
North America	$618.9	$600.5	3.1%	$(3.4)	(0.6)%
South America	185.8	219.6	(15.4)%	(12.6)	(5.7)%
Europe/Middle East	1,457.2	1,545.2	(5.7)%	(91.0)	(5.9)%
Asia/Pacific/Africa	160.7	172.3	(6.7)%	(10.2)	(5.9)%
	$2,422.6	$2,537.6	(4.5)%	$(117.2)	(4.6)%

	Six Months Ended June 30,			Change due to currency translation
	2019	2018	% change from 2018	$	%
North America	$1,115.1	$1,103.4	1.1%	$(7.2)	(0.7)%
South America	341.9	401.7	(14.9)%	(33.8)	(8.4)%
Europe/Middle East	2,667.8	2,708.9	(1.5)%	(197.3)	(7.3)%
Asia/Pacific/Africa	293.6	331.1	(11.3)%	(20.8)	(6.3)%
	$4,418.4	$4,545.1	(2.8)%	$(259.1)	(5.7)%